Exhibit 99.1

Hertz Selects $6 Billion Bid From Knighthead, Certares And Apollo
To Fund Chapter 11 Exit

REVISED PROPOSAL WOULD PAY ALL CREDITORS IN FULL AND PROVIDE SUBSTANTIAL INCREASE IN THE RECOVERY TO SHAREHOLDERS

ESTERO, Fla., May 12, 2021 – Hertz Global Holdings, Inc. (OTCPK:HTZGQ) (“Hertz” or the “Company”) today announced that, following the completion of the auction previously approved by the Court in its Chapter 11 case, Hertz has selected and approved a revised proposal from certain funds and accounts managed by affiliates of each of Knighthead Capital Management LLC (“Knighthead”), Certares Opportunities LLC (“Certares”) and Apollo Capital Management, LP (“Apollo” and together with Knighthead and Certares, the “KHCA Group”) to provide the equity capital required to fund Hertz’s revised Plan of Reorganization and exit from Chapter 11. The proposed agreements with the KHCA Group, as well as any necessary modifications to the Plan and solicitation procedures, are subject to the approval of the Bankruptcy Court at a hearing scheduled for Friday, May 14, 2021.

Under the revised proposal, Hertz’s Chapter 11 plan will be funded through direct common stock investments from the KHCA Group and certain co-investors aggregating $2.781 billion, the issuance of $1.5 billion of new preferred stock to Apollo, and a fully backstopped rights offering to the Company’s existing shareholders to purchase $1.635 billion of additional common stock. The revised Plan would provide for the payment in cash in full of all administrative, priority, secured, and unsecured claims in the Chapter 11 cases and would deliver significant value to the Company’s existing shareholders including:

•	$239 million of cash;
•	common stock representing 3% of the shares of the reorganized Company (subject to dilution from warrants and equity issued under a new management incentive plan); and
•	30-year warrants for 18% of the common stock of the reorganized Company (subject to dilution by a new management incentive plan) with a strike price based on a total equity value of $6.5 billion, or the opportunity, for eligible shareholders, to subscribe for shares of common stock in the $1.635 billion rights offering at Plan equity value.

As previously announced, two investor groups have been competing to fund Hertz’s Chapter 11 exit. On April 21, the Bankruptcy Court overseeing Hertz’s Chapter 11 cases authorized Hertz to begin soliciting votes on its Chapter 11 plan and approved a group consisting of Centerbridge Partners L.P., Warburg Pincus LLC, Dundon Capital Partners, LLC and an ad hoc group of the Company’s unsecured noteholders (collectively, the “CWD Group”) as the sponsors of the Plan. When it became apparent that the competition to sponsor the Company’s Plan would continue, the Company sought and obtained Court approval of bidding procedures and an auction process to ensure that it received the highest and best sponsorship proposal within a timeframe that would permit the Company to continue working toward a planned exit from Chapter 11 by June 30, 2021. A robust competition between the CWD Group and the KHCA Group ensued, concluding with the selection of the revised KHCA Group’s proposal late yesterday following the auction.

As with the CWD Group’s previous proposal, the KHCA Group’s proposal would eliminate approximately $5.0 billion of corporate debt (including the complete elimination of all corporate debt on Hertz’s European business) and provide the Company with over $2.2 billion of global liquidity. The KHCA Group’s proposal would also replace the bridge financing previously provided by the CWD Group to fund the Company's European fleet needs prior to the Plan's consummation. The debt funding commitments for Hertz’s Chapter 11 plan, which were approved by the Court earlier this week, will remain in place under the KHCA Proposal.

Paul Stone, Hertz’s President and Chief Executive Officer, commented, “We are very pleased that our Plan process produced such a tremendous result for our creditors and shareholders. We appreciate the strong interest in Hertz from the competing Plan sponsors and thank them for their active engagement, which provided us with excellent options for our exit from Chapter 11. We look forward to working with the KHCA Group to complete the remaining steps in our restructuring and best position Hertz for the future.

“Our proposed Plan provides a robust recovery and excellent value for all of our stakeholders and enables Hertz to emerge as a much stronger, more competitive company,” continued Mr. Stone. “During our restructuring, we have made material improvements in our operational efficiency and have built added cost discipline into our business. Now, we look forward to implementing our Chapter 11 plan, which will substantially strengthen our financial structure by eliminating 79% of our corporate debt. We are well-positioned to take advantage of increasing global travel demand and new long-term growth opportunities. We are excited about Hertz’s future and the benefits for all of our stakeholders – including our employees and customers as well as our investors, franchisees and business partners.”

The proposed deal with the KHCA Group is reflected in definitive documents executed by the Plan sponsors, including (1) an Equity Purchase and Commitment Agreement, (2) a Plan Support Agreement, (3) a Bridge Financing Commitment for Hertz International Ltd., and (4) an Amended Chapter 11 Plan of Reorganization. These documents, together with an amended Disclosure Statement, will be filed with the Bankruptcy Court later today. If the Bankruptcy Court approves the revised agreements with the KHCA Group at the hearing scheduled for May 14, the Company would terminate its agreements with its existing Plan sponsorship group (which remain in effect) and execute the new agreements with the KHCA Group.

A Court hearing to confirm Hertz’s Plan of Reorganization is scheduled for June 10.

For Court documents or filings, please visit https://restructuring.primeclerk.com/hertz or call (877) 428-4661 (toll-free in the U.S.) or (929) 955-3421 (from outside the U.S.). White & Case LLP is serving as legal advisor, Moelis & Co. is serving as investment banker, and FTI Consulting is serving as financial advisor.

ABOUT HERTZ

The Hertz Corporation, a subsidiary of Hertz Global Holdings, Inc., operates the Hertz, Dollar and Thrifty vehicle rental brands throughout North America, Europe, the Caribbean, Latin America, Africa, the Middle East, Asia, Australia and New Zealand. The Hertz Corporation is one of the largest worldwide vehicle rental companies, and the Hertz brand is one of the most recognized globally. Additionally, The Hertz Corporation operates the Firefly vehicle rental brand and Hertz 24/7 car sharing business in international markets and sells vehicles through Hertz Car Sales. For more information about The Hertz Corporation, visit www.hertz.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements" within the meaning of federal securities laws. Words such as "expect" and "intend" and similar expressions identify forward-looking statements, which include but are not limited to statements related to our liquidity and potential financing sources; the bankruptcy process; our ability to obtain approval from the Bankruptcy Court with respect to motions or other requests made to the Bankruptcy Court throughout the course of the Chapter 11 Cases; the effects of Chapter 11 on the interests of various constituents; and the ability to negotiate, develop, confirm and consummate a plan of reorganization. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including those in our risk factors that we identify in our most recent annual report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission on February 26, 2021, and any updates thereto in the Company's quarterly reports on Form 10-Q and current reports on Form 8-K. We caution you not to place undue reliance on our forward-looking statements, which speak only as of their date, and we undertake no obligation to update this information.

For further information: mediarelations@hertz.com